                                                                     EXHIBIT 2.1

                                  APPENDIX A

                             DEFINITIVE AGREEMENT

                                      AND

                       PLAN OF REORGANIZATION AND MERGER

================================================================================

                                 BY AND BETWEEN


                            NBC CAPITAL CORPORATION

                                      AND

                    FIRST NATIONAL CORPORATION OF WEST POINT



                          DATED AS OF JULY 24, 1998

                               TABLE OF CONTENTS


                                                                      PAGE
                                                                      ----
PARTIES..............................................................  1

RECITALS.............................................................  1

ARTICLE I        THE MERGER:  EFFECTIVE TIME.........................  2

     1.1         The Merger..........................................  2
     1.2         Effective Time......................................  2
     1.3         Basic Terms.........................................  2
     1.4         Exchange Procedure..................................  2
     1.5         Rights of Former First National Shareholder.........  3
     1.6         Pooling of Interest.................................  4
     1.7         Merger Agreement....................................  4
     1.8         Acquisition Corporation.............................  5
     1.9         Subsequent Actions..................................  5

ARTICLE II       ARTICLES OF INCORPORATION AND BY-LAWS OF THE
                 SURVIVING CORPORATION...............................  5

     2.1         Articles of Incorporation...........................  5
     2.2         By-Laws.............................................  5

ARTICLE III      OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION.  6

     3.1         Directors...........................................  6
     3.2         Officers............................................  6

ARTICLE IV       DISSENTING SHAREHOLDERS.............................  6

ARTICLE V        REPRESENTATION AND WARRANTIES OF FIRST NATIONAL.....  7

     5.1         Organization, Corporate Power and Qualification.....  7
     5.2         Disclosures, Schedules and Statements...............  7
     5.3         Legal Proceedings...................................  8
     5.4         Capitalization......................................  8
     5.5         Authority; No Violation.............................  8
     5.6         Consent and Approvals...............................  9

ARTICLE VI       REPRESENTATIONS AND WARRANTIES OF NBC...............  9

     6.1         Corporate Organization..............................  9
     6.2         Authority; No Violation............................. 10
     6.3         Consents and Approvals.............................. 10
     6.4         Legal Proceedings................................... 11
     6.5         SEC Documents....................................... 11

ARTICLE VII      COVENANTS OF THE PARTIES............................ 12

     7.1         Exclusive Dealings.................................. 12
     7.2         Conduct of Business................................. 12
     7.3         Current Information................................. 13
     7.4         Access to Properties and Records; Confidentiality... 13
     7.5         Interim Financial Statements........................ 14
     7.6         Approval of Shareholders............................ 15
     7.7         Unusual Events...................................... 15
     7.8         First National Employees............................ 15
     7.9         Employee Benefit Plans.............................. 15
     7.10        Directors........................................... 16
     7.11        Registration Statement and Regulatory Filings....... 16

ARTICLE VIII  CLOSING CONDITIONS..................................... 17

     8.1         Conditions to Each Parties Obligations Under
                 this Agreement...................................... 17
     8.2         Conditions Precedent to the Obligations of NBC...... 18
     8.3         Conditions Precedent to the Obligations of
                 First National Under this Agreement................. 19

ARTICLE IX       CLOSING............................................. 20

     9.1         Time and Place...................................... 20
     9.2         Deliveries at Closing............................... 20

ARTICLE X        TERMINATION, AMENDMENT AND WAIVER................... 21

     10.1        Termination......................................... 21
     10.2        Effect of Termination............................... 21
     10.3        Amendments and Waivers.............................. 21

ARTICLE XI       MISCELLANEOUS....................................... 22

     11.1        Expenses............................................ 22
     11.2        Indemnification..................................... 22
     11.3        Non-Compete Restrictions............................ 23
     11.4        Breach/Specific Performance......................... 23
     11.5        Disclosure and Press Releases....................... 24
     11.6        Parties in Interest................................. 24
     11.7        Survival of Representations......................... 24
     11.8        Reproduction of Documents........................... 25
     11.9        Exhibits............................................ 25
     11.10       Waiver.............................................. 25
     11.11       Counterparts........................................ 25
     11.12       Notices............................................. 25
     11.13       Section Headings.................................... 26
     11.14       Governing Law....................................... 26
     22.15       Entire Agreement.................................... 26

                              DEFINITIVE AGREEMENT
                                      AND
                       PLAN OF REORGANIZATION AND MERGER
                                 BY AND BETWEEN
                            NBC CAPITAL CORPORATION
                                      AND
                    FIRST NATIONAL CORPORATION OF WEST POINT


     Agreement and Plan of Merger (hereinafter called the "Merger Agreement"),
dated as of July      , 1998, by and between NBC CAPITAL CORPORATION ("NBC"), a
Mississippi corporation, and FIRST NATIONAL CORPORATION OF WEST POINT ("FIRST NATIONAL"), a Mississippi corporation, (NBC and First National sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of NBC and First National deem the merger of First National with and into NBC as provided herein (the "Merger") advisable and in the best interest of their respective corporations and shareholders; and

     WHEREAS, the respective Boards of Directors of NBC and First National, by resolutions duly adopted, have approved this Merger Agreement and the Merger and have directed that it be submitted for required shareholder approval; and

     WHEREAS, the parties hereto desire and intend that the Merger qualify for federal income tax purposes as a tax-free reorganization under (S)368(a) of the Internal Revenue Code of 1986, as amended, (the "Tax Code") and the regulations thereunder; and

     WHEREAS, NBC and First National respectively desire to have certain representations, warranties and covenants made with respect to the Reorganization and Merger.

     NOW, THEREFORE, in order to prescribe (a) the terms and conditions of the Merger, (b) the mode of carrying the same into effect, (c) the manner and basis for converting and exchanging the common shares of First National into the right to receive common shares of NBC or cash to holders of which who have validly demanded Dissenter's Rights pursuant to (S)79-4-13.01, et seq., ( herein "(S)79-4-13.01") of the Mississippi Business Corporation Act, as amended (the "MBCA"), and shall not have voted in favor of the Merger, and (d) such other details and provisions as are deemed necessary or desirable and in consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                   ARTICLE I

                          THE MERGER: EFFECTIVE TIME

     1.1 THE MERGER. Subject to the terms and conditions of this Merger Agreement, at the Effective Time (as defined in Section 1.2 hereof), First National shall be merged with and into NBC and the separate corporate existence of First National shall thereupon cease. NBC shall be the Surviving Corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Mississippi, and the separate corporate existence of NBC with all its rights, privileges, immunities and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified by the MBCA.

     1.2  EFFECTIVE TIME.  The Effective Time of the Merger (the "Effective
Time") shall   be the time and date on which the Articles of Merger meeting the requirements of the MBCA are filed with the Secretary of State of the State of Mississippi with respect to the Merger.

     1.3 BASIC TERMS. The transaction shall be structured as a fixed value exchange wherein, except as otherwise provided by law, all outstanding common shares of First National at the Effective Time, hereby represented by First National to be 110,781 shares, shall be converted into common shares of NBC ("NBC Converted Shares"). The exact number of NBC Converted Shares delivered to First National shareholders shall be equal to $32,500,000 (the "Fixed Price") divided by the average of the closing sales price of a share of NBC common stock for the thirty (30) trading days preceding the fifth (5th) trading day immediately prior to the Effective Time. The exact exchange ratio (i.e., the number of common shares of NBC into which an outstanding common share of First National should be converted in the Merger) will be determined by dividing the number of NBC Converted Shares by the number of outstanding common shares of First National (110,781) at the Effective Time. NBC will certify to First National at least three (3) business days prior to the Effective Time the closing sale price for NBC stock during the applicable thirty (30) day trading period and shall make sufficient records available to First National to verify said sales and prices. Payment will be in cash in lieu of the issuance of fractional shares based upon the conversion rate as herein established and determined at the Effective Time.

     1.4 EXCHANGE PROCEDURES. Promptly after the Effective Time, NBC shall cause the exchange agent selected by NBC (the "Exchange Agent") to mail to the former shareholders of First

National appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss in title to the certificates theretofore representing shares of First National stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). First National shall have the right to review the transmittal materials. After the Effective Time, each holder of common shares of First National (other than shares to be cancelled pursuant to Article IV of this Agreement to which Dissenter's Rights have been perfected as provided in such Article IV) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefore the NBC Converted Shares provided in Section 1.3 of this Merger Agreement together with all undelivered dividends or other distributions in respect of such shares (without interest) pursuant to Section 1.5 of this Merger Agreement. NBC shall not be obligated to deliver the NBC Converted Shares to which any former holder of First National stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of First National for exchange or otherwise complies with the proper procedures for lost certificates. The certificate or certificates of First National so surrendered shall be duly endorsed as the Exchange Agent may require. Neither NBC nor First National shall be liable to the holder of any First National common shares for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

     1.5 RIGHTS OF FORMER FIRST NATIONAL SHAREHOLDERS. At the Effective Time, the Stock Transfer Books of First National shall be closed as to the holders of First National common shares immediately prior to the Effective Time and no transfer of First National common shares by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1.4 of this Merger Agreement, each certificate theretofore representing shares of First National common shares (other than shares to be cancelled pursuant to Article IV of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the NBC Converted Shares and payment for fractional shares (if any) provided in this Merger Agreement, subject, however, to NBC's obligation, as the surviving corporation, to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by First National in respect to such shares of First National's common stock, and in accordance with the terms of this Merger Agreement, and which remain unpaid at the

Effective Time. To the extent permitted by law, former shareholders of record of First National shall be entitled to vote after the Effective Time at any meeting of NBC shareholders the number of whole common shares of NBC into which their common shares of First National are converted, regardless of whether such holders have exchanged their certificates representing First National common shares for certificates representing NBC common shares in accordance with the provisions of this Merger Agreement. Whenever a dividend or other distribution is declared by NBC on the NBC common shares, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Merger Agreement, but, no dividend or other distribution payable to the holders of record of NBC common shares as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of First National common shares issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 1.4 of this Merger Agreement. However, upon surrender of such First National common shares certificate, both the NBC common shares certificate (together with all such undelivered dividends or other distributions (without interest) and any undelivered cash payments to be made for fractional share interest (without interest)) shall be delivered and paid with respect to each share represented by such certificate. In the event any First National common shares certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by NBC, the posting by such person of a bond in such amount as NBC may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of NBC common shares and cash in lieu of fractional shares delivered in respect thereof pursuant to this Merger Agreement.

     1.6 POOLING OF INTEREST. The combination of such stock delivered to First National shareholders and cash paid to satisfy Dissenting Shareholders and fractional shareholders, treasury stock, and other requirements, shall be in accordance with the requirements necessary for this transaction to be treated as a pooling of interest transaction for accounting purposes, applying generally accepted accounting principles ("GAAP").

     1.7 MERGER AGREEMENT. The parties shall diligently pursue, and as expeditiously as possible, execute Articles of Merger (which shall not vary in any material respect from the provisions of this Merger Agreement) and shall use this Merger Agreement and any amendments as provided for herein as the required Plan of Merger and satisfy the filing requirements with the Secretary of State of the State of Mississippi and the MBCA, and other applicable laws and regulations.

     1.8 ACQUISITION CORPORATION. At the option of NBC, said transaction shall be concluded through an acquisition corporation, incorporated as a wholly owned subsidiary of NBC, for the purposes of acquiring First National stock under the terms and conditions of this Merger Agreement and under such circumstances to qualify for Federal Income Tax purposes as a tax-free reorganization under
(S)368(a) of the Tax Code, and the regulations thereunder. In the event NBC exercises its option to conclude the transaction by this vehicle, it shall give First National written notice of its desire within fourteen (14) days of the date of this Merger Agreement and such necessary agreements or amendments hereto shall promptly be negotiated. In such case, both parties agree to diligently pursue, and cooperate with each other, to conclude the transaction in such manner.

     1.9 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, NBC shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record, or otherwise in NBC, its rights, title or interest in, to or under any of the rights, properties or assets of First National, or any of its subsidiaries as a result of, or in connection with, the Merger or otherwise to carry out this Merger Agreement, the Officers and Directors of NBC shall be authorized to execute and deliver, in the name and on behalf of NBC and First National, or otherwise, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of NBC and First National, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm, any and all right, title and interest in, to and under such rights, properties or assets in NBC to carry out this Merger Agreement.

                                  ARTICLE II

      ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

     2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of NBC, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the MBCA.

     2.2 BY-LAWS. The By-Laws of NBC, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until duly amended in accordance with the terms thereof and the MBCA.

                                  ARTICLE III

              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     3.1 DIRECTORS. The Directors of NBC, immediately prior to the Effective Time shall be, from and after the Effective Time, the Directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Surviving Corporation's Articles of Incorporation and By-Laws.

     3.2 OFFICERS. The Officers of NBC, immediately prior to the Effective Time shall be, from and after the Effective Time, the Officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

                                   ARTICLE IV

                            DISSENTING SHAREHOLDERS

     (A) Each First National common share issued and outstanding immediately prior to the Effective Time, other than First National common shares the holders of which have validly demanded Dissenter's Right pursuant to (S)79-4-13.01, and shall not have effectively withdrawn or lost such right to dissent ("First National Dissenting Shares"), shall be exchanged for NBC Converted Shares as provided in this Merger Agreement.

     (B) Each issued and outstanding First National Dissenting Share shall not automatically be converted into or represent a right to receive the NBC common shares and payment for any fractional shares hereunder, but the holder thereof shall be entitled only to such rights as are granted by (S)79-4-13.01 of the MBCA. First National shall give NBC prompt written notice upon receipt by First National of any written demands for Dissenter's Rights, withdrawal of demands for Dissenter's Rights, and any other instrument served pursuant to (S)79-4-
13.01 (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). First National shall not, except with the prior written consent of NBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demands. Each Dissenting Shareholder who becomes entitled, pursuant to provisions of (S)79-4-13.01, to payment for his or her First National Dissenting Shares, shall receive payment of the estimated fair value of each common share of First National from NBC and such First National shares shall be cancelled; and

     (C) If any holder of First National common shares who demands Dissenter's Rights under (S)79-4-13.01 shall effectively withdraw or lose (through failure to perfect or otherwise as required by law) his or her Dissenter's Right, each such First National common share shall be converted to common shares of NBC at the conversion rate set out in Section 1.3 hereof.

                                   ARTICLE V

                REPRESENTATION AND WARRANTIES OF FIRST NATIONAL

     First National hereby makes the following representations and warranties to NBC. Such representations and warranties shall not survive the closing of the transactions contemplated by this Merger Agreement.

     5.1 ORGANIZATION, CORPORATE POWER AND QUALIFICATION. First National and its subsidiaries are validly existing and in good standing with all applicable authorities and are duly qualified to do business in each jurisdiction in which such corporation conducts business. First National has the requisite power and authority to enter into and carry out the transactions contemplated by this Merger Agreement, subject to obtaining approval by its shareholders as provided herein.

     5.2 DISCLOSURES, SCHEDULES AND STATEMENTS. At the request of NBC, First National has previously delivered to NBC copies of the consolidated balance sheet of First National as of December 31, 1997, and each year for the previous two (2) fiscal years, 1995 and 1996, and the related consolidated statements of income, changes in shareholders equity, and changes in financial position, for the periods then ended, in each case accompanied by the audit report of T. E. Lott & Company, independent certified public accountants. The December 31, 1995, 1996 and 1997, consolidated balance sheets of First National and related statements of income, changes in shareholder equity and changes in financial position, including the related notes, where applicable, fairly represent the consolidated financial position of First National and its subsidiaries as of the date thereof, and fairly present the results of the consolidated operations and changes in shareholder equity and the consolidated financial position of First National and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of the financial statements above is true and correct in all material respects, and has been prepared in accordance with GAAP applied on a basis consistent with other periods, except as otherwise noted.

     5.3 LEGAL PROCEEDINGS. Except as set forth in Schedule 5.3, to our actual current knowledge, neither First National, nor any of its subsidiaries, is a party to any, and there are no pending or threatened material, legal, administrative or arbitration, claims or actions, or governmental investigations of any nature, or other proceedings, affecting or relating to First National or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated by this Merger Agreement.

     5.4 CAPITALIZATION. The authorized capital stock of First National consist of 180,000 common shares of First National. At the close of business on July 1, 1998, there were 110,781 common shares of First National issued and outstanding and 18,819 common shares held in First National's treasury. Except as set forth in Schedule 5.4 hereto, all issued and outstanding shares of First National common shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attached to the ownership thereof. First National has not issued any additional shares of First National common shares since July 1, 1998, and does not have and is not bound by any outstanding subscription, options, warrants, cause, commitments or agreements of any character calling for the purchase or issuance of any shares of First National common shares or any security representing the right to purchase or otherwise receive any First National common shares.

     5.5 AUTHORITY; NO VIOLATION. (A) First National has full corporate power and authority to execute and deliver this Merger Agreement and, subject to obtaining the approval of its shareholders as provided herein, to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First National and it has directed that this Merger Agreement and the transaction contemplated hereby be submitted to the First National shareholders for approval at a Special Meeting of such shareholders to be duly convened, and, except for the approval of such Merger Agreement by its shareholders, no other corporate proceedings on the part of First National is necessary to consummate the transaction so contemplated. This Merger Agreement has been fully and validly executed and delivered by First

National and constitutes a valid and binding obligation of First National, enforceable in accordance with its terms, subject to shareholder approval.

     (B) Neither the execution and delivery of this Merger Agreement by First National nor the consummation by First National of the transaction contemplated hereby, nor compliance by First National with any of the provisions hereof, will
(i) violate any provision of the Certificate of Incorporation or By-Laws of First National or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First National or any of its subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of First National or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First National, or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, excepting those which either individually or in the aggregate will not have a material adverse effect on the business, operations, properties, assets or financial condition of First National, or any of its subsidiaries.

     5.6 CONSENT AND APPROVALS. Except as set forth in Schedule 5.6 hereto, no permit, consent, approval or authorization of, or declaration, filing or registration with, any public body or authority, or to the knowledge of First National of any third party is necessary in connection with (a) the execution and delivery by First National of this Merger Agreement, (b) the consummation of the Merger and other transactions contemplated hereby, (c) the direct or indirect ownership by NBC of all of the properties and assets of First National or (d) the conduct by NBC of the business of First National as conducted by First National on the date hereof.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF NBC

     NBC represents and warrants to First National as follows. Such representations and warranties shall not survive the closing of the transaction contemplated by this Merger Agreement.

     6.1 CORPORATE ORGANIZATION. NBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. NBC has the corporate power and authority and NBC has received appropriate authorizations from the Federal Reserve Board, Office of the Controller of the Currency ("OCC") and all other appropriate regulatory authorities to own or lease all of its properties and assets and to carry on its businesses as they are now being conducted.

     6.2 AUTHORITY; NO VIOLATION. (A) NBC has full corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. The Board of Directors of NBC, or a majority thereof, has duly and validly approved and adopted this Merger Agreement and the transaction contemplated hereby, and has authorized the execution and the delivery of this Merger Agreement. This Merger Agreement has been duly and validly executed and delivered by NBC and constitutes a valid and binding obligation of NBC, enforceable in accordance with its terms.

     (B) Neither the execution and delivery of this Merger Agreement by NBC nor the consummation by NBC of the transaction contemplated hereby, nor compliance by NBC with any of the provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of NBC or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NBC or any of its subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of NBC or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NBC, or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, excepting those which either individually or in the aggregate will not have a material adverse effect on the business, operations, properties, assets or financial condition of NBC, or any of its subsidiaries.

     6.3 CONSENTS AND APPROVALS. Consents, approvals filings, or registrations with the following governmental entities or with the following third parties are necessary in connection with the execution and delivery by NBC of this Merger Agreement and the consummation of the Merger contemplated hereby:

     (A) the filing by NBC of the Federal Reserve Application with the Board of Governors of the Federal Reserve under the Bank Holding Company Act and the approval of such application,

     (B) the filing with the Securities and Exchange Commission ("SEC") of the Proxy Statement/Prospectus in definitive form relating to the meeting of First National shareholders to be held in connection with this Merger Agreement and the transaction contemplated hereby,

     (C) the filing of the Articles of with the Secretary of State of the State of Mississippi under the MBCA,

     (D) such filings and approvals as are required to be made or obtained under the Securities or "Blue Sky" laws of various states in connection with the issuance of shares of NBC common shares pursuant to this Merger Agreement, and

     (E) such other filings, approvals, or consents as may be required by applicable federal and state law or regulations promulgated thereunder.

     6.4 LEGAL PROCEEDINGS. Neither NBC nor any of its subsidiaries, is a party to any and there are no pending or, to the best of NBC's knowledge, threatened material legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature challenging the validity or propriety of the transaction contemplated in this Merger Agreement, and, to the best of NBC's knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. Neither NBC, nor any of its subsidiaries is a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect their business, operations, properties, assets or financial condition or their ability to acquire any property or conduct business in any area in which they presently do business.

     6.5 SEC DOCUMENTS. NBC will make available to First National a true and complete copy of each report, schedule, registration statement, and definitive proxy statement filed by NBC with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act")) since December 31, 1994 (as such documents have since the time of their filing been amended, the "NBC SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that NBC was required to file with the SEC since such date. As of their respective dates of filings with the SEC, the NBC SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NBC SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of NBC included in the NBC SEC Documents complied as to form, as to their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by 10-Q of the SEC) and fairly present in material respects the consolidated financial position of NBC and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations, changes in stockholder equity and cash flow of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the NBC SEC Documents have been so filed.

                                  ARTICLE VII

                           COVENANTS OF THE PARTIES

     7.1 EXCLUSIVE DEALINGS. First National, and its officers, directors, and employees, shall not and shall cause the company not to, directly or indirectly through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person or entity relating to the acquisition of First National, its assets or business, in whole or in part, whether through purchase, merger, consolidation, or any other business combination, so long as this Merger Agreement is in full force and effect and not terminated pursuant to the terms hereof. In the event of any unsolicited proposal or offer, First National shall affirmatively undertake to enforce and support the terms of this Merger Agreement.

     7.2 CONDUCT OF BUSINESS. During the period from the date of this Merger Agreement to the Effective Time, First National, and its subsidiaries, will conduct their businesses and engage in transactions only in the ordinary course and consistent with prudent banking practices. First National and its subsidiaries will operate their businesses in substantially the same manner as before this Agreement, and will maintain and keep its property in good repair and properly insured. First National will not, without the express consent of NBC, which said consent shall not be unreasonably withheld,

     (A) Pay any dividends prior to the Effective Time other than the regular semi-annual dividends, and in no event exceeding one hundred five percent (105%) of the dividend paid on the previous corresponding semi-annual payment date. First National shall have the right to declare such necessary dividend, or dividends, either regular or special, prior to the Effective Time to effect the foregoing.

     (B) Lend an amount exceeding $150,000.00 to an individual or entity or lend an amount, which when aggregated with other loans to the same individual or entity or related interest, would exceed $300,000.00.

     (C) Hire new, additional or replacement employees.

     (D) Grant promotions to current employees.

     (E) Make, incur, or agree to incur, any single capital expenditure which alone exceeds $10,000.00 or enter into any lease agreement with rental payments exceeding $10,000.00.

     (F) Other than previously agreed upon contracts (Retention ), pay, or agree to pay, any bonus to any employee, officer, or director;

     (G) Grant any raise or salary increase to any employee, officer, or director;

     (H) Enter into any contracts, contract renewals or extensions;

     (I) Purchase, lease or sell any assets outside the normal course of business;

     (J) Purchase or sell investment securities;

     (K) Will not issue any additional common stock or cause to be declared any stock dividend or stock split; and

     (L) Will not establish any additional Employee Benefit Plan.

     7.3 CURRENT INFORMATION. During the period from the date of this Merger Agreement to the Effective Time, First National will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of NBC and to report the general status of its ongoing operations. First National will promptly notify NBC of any material change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving such party, and will keep the other party or parties fully informed of such events.

     7.4 ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY. (A) For purposes of allowing NBC and their counsel to prepare regulatory submissions, First National shall permit NBC reasonable access to the property of First National and its subsidiaries, and shall disclose and make available to NBC, and its agents, all books, papers and records relating to their assets, stock ownership, properties, operations, obligations and liabilities of First National and its subsidiaries, including, but not limited to: their books of account (including their general ledgers); tax records; minute books of directors' and shareholders' meetings; charter documents; By-Laws; material contracts and agreements; filings with any regulatory authority; litigation files; compensatory plans affecting their employees; and any other materials pertaining to business in activities, projects or programs in which NBC may have a reasonable interest in light of the proposed Merger. None of the parties hereto shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other person, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (B) All information furnished by one party to another pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, the party receiving the information shall return to the party furnishing such information all documents or other materials containing, reflecting or referring to such information, and shall use its best efforts to keep confidential all of such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two years from the date the proposed is abandoned and shall not apply to (a) any information which (i) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (ii) was then generally known to the public or set forth in public records; (iii) became known to the public through no fault of the party receiving the information; or (iv) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality or (b) disclosed in accordance with an order of a Court of competent jurisdiction.

     (C) So long as this Agreement is in force and not terminated according to the terms herein, the Confidentiality between NBC and First National, dated March 23, 1998, shall remain in full force and effect in addition to the terms set out in this Section 7.4.

     7.5 INTERIM FINANCIAL STATEMENTS. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Merger Agreement, each party will deliver to the other a copy of its quarterly financial statements for such fiscal quarter.

     7.6 APPROVAL OF SHAREHOLDERS. First National will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving and adopting this Merger Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable, (ii) recommend to its shareholders the approval of this Merger Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Merger Agreement and (iii) cooperate and consult with NBC with respect to each of the foregoing matters. First National will use its best efforts to obtain the necessary approvals of its shareholders of this Merger Agreement and the transactions contemplated hereby.

     7.7 UNUSUAL EVENTS. Until the closing date, First National and NBC shall supplement or amend all relevant schedules with respect to any matter arising or discovered which, if existing or known at the date of this Merger Agreement, would have required to be set forth or described in such schedules; provided, however, that such action by First National or NBC shall not be deemed to prevent or cure any misrepresentations, breach of warranty, or breach of covenant, unless agreed to in writing by these parties.

     7.8 FIRST NATIONAL EMPLOYEES. All First National employment, salary, salary retention, and severance agreements, disclosed to NBC, validly existing prior to June 26, 1998, will be honored by NBC. First National's Mississippi employees whose jobs may be discontinued within two (2) years of the closing will be offered employment opportunities in NBC offices within thirty (30) miles of West Point, Mississippi, on a preferential basis, as and when such jobs become available.

     7.9 EMPLOYEE BENEFIT PLANS. NBC will, subject to compliance with all applicable, legal and regulatory requirements, provide coverage for all First National employees under all NBC

Employee Benefit Plans for which they are eligible, as soon as practicable after the Effective Time. All prior years of service of First National employees will be counted for vesting and eligibility purposes on all applicable NBC Employee Benefit Plans to the extent permitted by applicable law (but not for accrual of pension benefits or contribution to plans). The First National 401(k) Plan may be merged with the NBC Salary Reduction and Thrift (401k Plan). NBC shall pay all the necessary expenses related to the termination or merger of the First National 401(k) Plan.

     7.10 DIRECTORS. NBC shall make available two (2) directorships on its Board of Directors which shall be filled by current First National Directors nominated and elected in accordance with NBC By-Laws and Articles of Incorporation.

     7.11 REGISTRATION STATEMENT AND REGULATORY FILINGS. (A) NBC shall file with the SEC as soon as reasonably practical after execution of this Merger Agreement, a Registration Statement on an appropriate form under the Securities Act covering NBC common stock to be issued pursuant to this Merger Agreement and shall use its reasonable best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Merger Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to herein as the "Registration Statement". The Registration Statement shall include a Proxy Statement/Prospectus thereto reasonably acceptable to NBC and First National, prepared by NBC and First National for use in connection with the meeting of the shareholders of First National referred to in Section 7.6 of this Merger Agreement, all in accordance with the rules and regulations of the SEC. NBC shall, as soon as reasonably practical after the execution of this Merger Agreement, make all filings, if any, required to obtain all Blue Sky permits, authorizations, consents or approvals required for the issuance of NBC Converted Shares. In advance of filing the Registration Statement, NBC shall provide First National and its counsel with a copy of the Registration Statement and provide an opportunity to comment thereon, and thereafter shall promptly advise First National and its counsel of any material communication received by NBC or its counsel from the SEC with respect to the Registration Statement.
None of the information furnished by NBC or First National for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document filed with the SEC or any State Securities Commission, at the respective times at which such document are filed with the SEC or State Securities Commission, or, in the case of the Registration Statement, when it becomes effective, or in the case of the Proxy Statement/Prospectus, when mailed or at the time of the First National shareholders meeting, shall be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

     (B) NBC will use its best commercially reasonable efforts to obtain the regulatory approvals referred to in Article VI hereof and First National will cooperate fully in the process of obtaining all such approvals. As soon as reasonably practical after the date of this Merger Agreement, NBC will make all appropriate initial filings necessary to obtain the regulatory approvals referred to in Article VI hereof. The obligation to take all reasonable actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any party that are not acceptable to NBC, in its sole discretion, or to change the business practices of NBC or any NBC subsidiary. NBC shall provide First National with copies of all applications filed and all approvals when received.

                                  ARTICLE VIII

                               CLOSING CONDITIONS

     8.1 CONDITIONS TO EACH PARTIES OBLIGATIONS UNDER THIS MERGER AGREEMENT. The respective obligations of each party under this Merger Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (A) This Merger Agreement and the transaction contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of the outstanding shares of First National, voted at the Special Meeting of the shareholders of First National pursuant to Section 7.6 hereof, in accordance with the requirements of the Articles of Incorporation and By-Laws of First National.

     (B) None of the parties hereto shall be subject to any order, decree, or injunction of a Court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     (C) NBC and First National shall have received an opinion of special tax counsel, who shall be T. E. Lott & Company, substantially to the effect that the transaction will be treated, and will qualify, as a tax-free reorganization within the meaning of (S)368 of the Code; that NBC and First National will each be a "party to the reorganization" within the meaning of (S)368(b); that no gain or loss will be recognized by First National on account of the and conversion of the First National stock into NBC stock; and that the combination of such stock delivered to First National shareholders and cash paid to satisfy dissenting shareholders, fractional shareholders, and other requirements, shall be in accordance with the requirements necessary for this transaction to be treated and qualify as a Pooling of Interest Transaction for accounting purposes applying GAAP.

     8.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NBC. The obligations of NBC under this Merger Agreement shall be further subject to the satisfaction, at or prior to the Effective Time of the following conditions, any one or more of which may be waived by NBC.

     (A) Each of the obligations of First National required to be performed by it at or prior to the closing pursuant to the terms of this Merger Agreement shall have been duly performed and complied with and the representations and warranties of First National contained in this Merger Agreement shall be true and correct in all material respects as of the date of this Merger Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise contemplated by this Merger Agreement) and NBC shall have received a Certificate to that effect signed by the President and Secretary of First National.

     (B) All action required to be taken by, or on the part of, First National and it shareholders to authorize the execution, delivery, and performance of this Merger Agreement by First National and the consummation of the transaction contemplated hereby shall have been duly and validly taken by the Board of Directors of First National and its shareholders and NBC shall have received certified copies of the resolutions evidencing such authorization.

     (C) Any and all permits, consents, waivers, clearances, approvals, and authorizations (including those referred to in Schedule 5.6 hereto) of all third parties and governmental bodies shall have been obtained by First National which are necessary in connection with the consummation of the Merger and the transaction contemplated hereby and which by the terms herein are to be obtained by First National.

     (D) NBC shall have received an opinion from Mitchell, McNutt, Threadgill, Smith & Sams, P.A., counsel to First National, dated as of the Effective Time, and in form and substance satisfactory to NBC and its counsel. In rendering its opinion, such counsel may rely, as to matters of fact, upon such certificates of the officers of First National or governmental officials as such counsel deems appropriate.

     (E) This Merger Agreement and the transaction contemplated hereby shall have been approved by all applicable federal and state authorities in a form acceptable to NBC.

     (F) NBC shall have received from an independent investment banker or other qualified professional source, selected by NBC, a fairness opinion to the effect that the contemplated is fair, from a financial point of view, to the shareholders of NBC.

     (G) The net worth of First National at the time of closing shall be no less than $11,000,000 as determined under GAAP.

     (H) The loan and lease loss reserves of First National at the Effective Time shall be an amount not less than $3,050,000 reduced by any charge-offs made by First National in the ordinary course of business on or after May 31, 1998, up to the Effective Time and any other charge-offs required by NBC or its accountants prior to the Effective Time.

     First National will furnish NBC such certificates of their officers or others and such other documents sufficient to evidence fulfillment of the conditions set forth in this Section 8.2 as NBC may reasonably request.

     8.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FIRST NATIONAL UNDER THIS MERGER AGREEMENT. The obligations of First National under this Merger Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by First
National:

     (A) Each of the obligations of NBC required to be performed by it at or prior to the closing, pursuant to the terms of this Merger Agreement shall have been duly performed and complied with and the representations and warranties of NBC contained in this Merger Agreement shall be true and correct in all material respects as of the date of this Merger Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise contemplated by this Merger Agreement) and First National shall have received a certificate to that effect signed by the Chief Executive Officer and Chief Financial Officer of NBC.

     (B) All action required to be taken by, or on the part of, NBC to authorize the execution, delivery, and performance of this Merger Agreement of NBC and consummation of the transaction contemplated hereby shall have been duly and validly taken by the Board of Directors of NBC and First National shall have received certified copies of the resolutions evidencing such authorization.

     (C) Any and all permits, consents, waivers, clearances, approvals and authorizations, including those referred to in Schedule 5.6 hereto, of all third parties and governmental bodies shall have been obtained by NBC which are necessary in connection with the consummation of the and the transaction contemplated hereby and which by the terms herein are to be obtained by NBC.

     (D) First National shall have completed a due diligence review of NBC, and its subsidiaries, to its sole satisfaction, and prior to the closing, nothing shall have come to the attention of First National with respect to the operations, assets, financial condition or business of NBC, or any of its subsidiaries, which has or may have a material adverse effect on the operations, assets, financial conditions or business of NBC as determined in the sole discretion of First National.

     (E) NBC shall have received an opinion from Gholson, Hicks & Nichols, P.A., counsel to NBC, dated as of the Effective Time, and in form and substance satisfactory to First National and its counsel. In rendering its opinion, such counsel may rely, as to matters of fact, upon such certificates of the officers of NBC or governmental officials as such counsel deems appropriate.

     (F) First National shall have received from Alex Sheshunoff & Company a fairness opinion, in a form and substance satisfactory to First National and its counsel, to the effect that the contemplated is fair, from a financial point of view, to the shareholders of First National.

                                   ARTICLE IX

                                    CLOSING

     9.1 TIME AND PLACE. Subject to the provisions of Articles VIII (Closing Conditions) and X (Termination, Amendment and Waiver) hereof, the closing of the transaction contemplated hereby shall take place at the offices of NBC, 301 East Main Street, Starkville, Mississippi 39759, at 9:00 a.m. local time, on the first business day after the date on which all the conditions contained in this Merger Agreement, to the extent not waived, are satisfied; or at such other place, or such other time, or such other date as NBC and First National may mutually agree upon for the closing to take place, or December 31, 1998, whichever date is earliest. If all conditions precedent to closing with the exception of normal regulatory approval have been met, NBC may extend the closing date for a period not to exceed ninety (90) days. In all other events, an extension of the closing date shall require the mutual consent of NBC and First National. All references in this Merger Agreement to closing shall refer to said date including extensions as herein provided.

     9.2 DELIVERIES AT CLOSING. Subject to the provisions of Articles VIII (Closing Conditions) and X (Termination, Amendment and Waiver) hereof, at the closing there shall be delivered to NBC and First National the opinions, certificates, and other documents and instruments required to be delivered under the provisions hereof.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     10.1 TERMINATION. This Merger Agreement may be terminated at any time prior to the Effective Time, under the following conditions:

     (A)  The mutual consent of NBC and First National;

     (B) By either party upon denial of shareholder or regulatory approval as provided for herein;

     (C) By NBC upon failure of the Merger to qualify the acquisition to be accounted for as a Pooling of Interest in accordance with GAAP as determined by special tax counsel;

     (D) By First National upon the failure of the Merger to qualify the acquisition to be accounted for as a tax-free reorganization and exchange that does not recognize a gain or loss on the First National stock exchanged for NBC stock in accordance with the Tax Code as determined by special tax counsel;

     (E) By either party, if at the time of such determination there shall be a material adverse change in the consolidated financial condition of the other party from that set forth in the Company's financial statements for the period ending December 31, 1997;

     (F) By either party if the Merger shall not have been completed by December 31, 1998, or the extended closing, as set out in Section 9.1, and the parties have not by mutual agreement further extended the time for closing the Merger and the transaction contemplated herein;

     (G) By the non-breaching party in the event of a material breach in the provisions of this Merger Agreement, and said breach has not been cured within twenty (20) days of written notice by the non-breaching party to the other party setting out in specific detail the nature of the claimed material breach.

     10.2 EFFECT OF TERMINATION. In the event of termination of this Merger Agreement by either NBC or First National, as provided herein, this Merger Agreement shall forthwith become void and except as provided in Section 11.1 hereof there shall be no further liability on the part of NBC and First National, or their respective officers or directors, other than liability for any default hereunder occurring prior to such termination, to the extent permitted by applicable law.

     10.3 AMENDMENTS AND WAIVERS. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval by the shareholders of First National, by action taken by the respective Board of Directors, the parties may (a) amend this Merger

Agreement, (b) extend the life of the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements and conditions contained in Articles VII (Covenants of the Parties) and VIII (Closing Conditions) other than the requirements of Section 8.1(a). Provided, however, after approval hereto by the shareholders of First National, there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Merger Agreement which changes the amount or form of the consideration to be delivered to First National and its shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of the party hereto to an extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist or on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel, with respect to, any subsequent or other failure.

                                   ARTICLE XI

                                 MISCELLANEOUS

     11.1 EXPENSES. NBC shall pay all reasonable expenses subsequent to the Effective Time of the Merger, including reasonable counsel fees for present counsel to First National, in consultation with NBC, in connection with this Merger Agreement and the transactions hereunder. All expenses, including, but not limited to, investment advisor fees, brokers fees, commissions, finder's fees, and counsel fees incurred in connection with the and up to the Effective Time shall be paid by the party incurring such cost and expenses.

     11.2 INDEMNIFICATION. After the Effective Time, NBC shall indemnify, defend and hold harmless the directors, officers, employees, and agents of First National or any of First National's subsidiaries (each a "First National Indemnified Party") against all liabilities, including reasonable attorney fees, expenses, judgments, fines and amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time, including the Merger and transactions contemplated by this Merger Agreement, to the full extent permitted under Mississippi law and by First National's Articles of Incorporation and By-Laws, as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. The First

National Indemnified Party may retain counsel reasonably satisfactory to him after consultation with NBC; provided, however, that:

     (1) NBC shall have the right to assume the defense thereof and upon such assumption, NBC shall not be liable to any First National Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any First National Indemnified Party in connection with the defense thereof, except that if NBC elects not to assume such defense or counsel for the First National Indemnified Party reasonably advises that there are issues which raise conflicts of interest between NBC and the First National Indemnified Party, the First National Indemnified Party may retain counsel reasonably satisfactory to him after consultation with NBC, and NBC shall pay the reasonable fees and expenses of such counsel for the First National Indemnified Party;

     (2) A First National Indemnified Party shall consult and obtain the approval of NBC prior to affecting any settlement, which said approval shall not be unreasonably withheld by NBC; and

     (3) NBC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such First National Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     Prior to the Effective Time, NBC and First National will cooperate in obtaining extensions of directors' and officers' liability coverage maintained by First National for the time period determined by NBC and permissible under policy provisions or, at its option, NBC may substitute coverage therefor. NBC shall be responsible for the payment of premiums for officers' and directors' liability insurance extensions or substitutions as provided for herein.

     11.3 NON-COMPETE RESTRICTIONS. First National agrees to exercise its best efforts to assist NBC in procuring from Pete T. Hodo, III, and Mark G. Hazard the execution of a Non-Compete Agreement, the terms of which shall restrict and preclude them from engaging in competitive business ventures or activities for a period of two (2) years from the Effective Time in a geographic radius of sixty
(60) miles of West Point, Mississippi. As to Pete T. Hodo, III, such shall also preclude him from engaging in competitive business ventures or activities for the same time period within the corporate limits of the City of Tuscaloosa, Alabama. In connection therewith, NBC agrees to provide reasonable compensation for such Non-Compete Agreements.

     11.4 BREACH/SPECIFIC PERFORMANCE. (A) In the event either party breaches any of the terms and conditions of this Merger Agreement, and the other party is required to employ legal counsel, or institute legal action, in order to enforce its rights under the terms and conditions of this Merger Agreement, the successful party shall be entitled to recover from the party breaching this Merger Agreement all expenses, attorney fees, consultation fees, expert witness fees, court costs, and all other expenses incidental to said breach.

     (B) In the event either party fails or refuses to carry out the terms and conditions of this Merger Agreement in any respect, or to complete the Merger contemplated by this Merger Agreement, the other party shall have the right, in addition to the recovery of all damages, incidental or consequential, as a result of said breach, or failure to complete the and the terms and conditions of this Merger Agreement, the right of specific performance in any Court of competent jurisdiction.

     11.5 DISCLOSURE AND PRESS RELEASES. Upon the execution of this Merger Agreement, the proposed merger shall be announced by these parties in a public statement mutually prepared and agreed upon. Public comment regarding the proposed transaction shall be made by the Chief Executive Officers of NBC and First National or their respective designees. The specific terms of this Merger Agreement shall not be disclosed except as and to the extent required by law. Appropriate disclosures shall be made by each party to its shareholders in materials properly distributed prior to shareholder meetings to consider this Merger, all in accordance with regulatory and legal requirements. Each party hereto shall undertake such reasonable steps as may be required to ensure that the employees and agents comply with this provision.

     11.6 PARTIES IN INTEREST. This Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, which said consent may be withheld for any reason. Nothing in this Merger Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Merger Agreement.

     11.7 SURVIVAL OF REPRESENTATIONS. All statements, representations, warranties and agreements made by the parties hereto shall not survive the closing, and, except as contemplated in the next sentence, no party hereto shall have any obligations or liabilities after the closing.

Notwithstanding any other provision of this Merger Agreement, the agreements herein with respect to Exchange Procedures, Section 1.4, Rights of Former First National shareholders, Section 1.5, Dissenting Shareholders, Article IV, confidentiality contained in Section 7.4, Subsequent Actions as to further assurances contained in Section 1.9, Expenses, Section 11.1, and Indemnification contained in Section 11.2, shall survive the termination of this Merger Agreement.

     11.8 REPRODUCTION OF DOCUMENTS. This Merger Agreement and all documents relating thereto, including without limitation, consents, waivers and modifications which may hereafter be executed, the Exhibits and documents delivered at the closing, and financial statements, certificates and other information previously or hereafter furnished to either party may be reproduced by either party by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and either party may destroy any original documents so reproduced. Each party agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Purchase in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     11.9 EXHIBITS. All Exhibits, Appendices, schedules and documents referred to in or attached to this Merger Agreement are integral parts of this Merger Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. All items disclosed hereunder shall be deemed disclosed only in connection with the specific representation to which they are explicitly referenced.

     11.10 WAIVER. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Merger Agreement.

     11.11 COUNTERPARTS. This Merger Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

     11.12 NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or by certified mail, registered mail (postage prepaid) or by reputable overnight service (charges prepaid).

          To NBC:        Lewis F. Mallory, Jr.
                         National Bank of Commerce
                         P. O. Box 1187
                         Starkville, MS   39760

                         Copied To:

                         Hunter M. Gholson, Esq.
                         Gholson, Hicks & Nichols, P.A.
                         P. O. Box 1111
                         Columbus, MS  39703

          To First
          National:      Robert Calvert, Chairman of the Board
                         First National Bank of West Point
                         P. O. Box 1078
                         West Point, MS   39773

                         Copied To:

                         David L. Sanders, Esq.
                         Mitchell, McNutt, Threadgill,
                         Smith & Sams, P.A.
                         P. O. Box 1366
                         Columbus, MS  39703-1366


or such other address as either party may designate by notice to the other.

     11.13 SECTION HEADINGS. The Section headings are for reference only and shall not limit or control the meaning of any provision of this Merger Agreement.

     11.14 GOVERNING LAW. This Merger Agreement shall be governed by the laws of the State of Mississippi, without giving effect to the principles of conflicts of laws thereof.

     11.15 ENTIRE AGREEMENT. This Merger Agreement, with any schedules or exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, and is executed on behalf of and at the direction of the Boards of Directors of the respective parties. It is intended that this Merger Agreement constitute a binding agreement between the parties notwithstanding that there may be other matters unresolved and subject to negotiation at the time of execution of this Merger Agreement. This Merger Agreement may not be modified except with the express consent of NBC and First National.

     IN WITNESS WHEREOF, the Boards of Directors of NBC and First National, respectively, have each executed this Merger Agreement and directed the authorized signature and seal of each respective corporation to be set hereunto by its Chairman of the Board and attested to by a duly authorized officer, and the Boards of Directors of NBC and First National have caused this Merger Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

                         NBC CAPITAL CORPORATION

(S E A L)

                         BY: ______________________
ATTEST:                       CHAIRMAN OF THE BOARD

_______________
SECRETARY

                         FIRST NATIONAL CORPORATION OF WEST POINT

(S E A L)

                         BY: ______________________
ATTEST:                       CHAIRMAN OF THE BOARD

_______________
PRESIDENT